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                                   FORM 8-A/A

                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549

                FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
                     PURSUANT TO SECTION 12(b) OR (g) OF THE
                         SECURITIES EXCHANGE ACT OF 1934

                              CHRYSLER CORPORATION
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                DELAWARE                                 38-2673623
 (STATE OF INCORPORATION OR ORGANIZATION)      (IRS EMPLOYER IDENTIFICATION NO.)


         1000 CHRYSLER DRIVE
         AUBURN HILLS, MICHIGAN                            48326-2766
(ADDRESS OF PRINCIPAL EXECUTIVE OFFICES)                   (ZIP CODE)

SECURITIES TO BE REGISTERED PURSUANT TO SECTION 12(b) OF THE ACT:


                  TITLE OF EACH CLASS                              NAME OF EACH EXCHANGE ON WHICH
                  TO BE SO REGISTERED                              EACH CLASS IS TO BE REGISTERED
                  -------------------                              ------------------------------
      RIGHTS TO PURCHASE JUNIOR                                     PACIFIC EXCHANGE, INC.
      PARTICIPATING CUMULATIVE
      PREFERRED STOCK, PAR
      VALUE $1.00 PER SHARE


         IF THIS FORM RELATES TO THE REGISTRATION OF A CLASS OF SECURITIES PURSUANT TO SECTION 12(b) OF THE EXCHANGE ACT AND IS EFFECTIVE PURSUANT TO GENERAL INSTRUCTION A.(d), CHECK THE FOLLOWING BOX. [ X ]

         IF THIS FORM RELATES TO THE REGISTRATION OF A CLASS OF SECURITIES PURSUANT TO SECTION 12(g) OF THE EXCHANGE ACT AND IS EFFECTIVE PURSUANT TO GENERAL INSTRUCTION A.(d), CHECK THE FOLLOWING BOX. [ ]

         SECURITIES ACT REGISTRATION STATEMENT FILE NUMBER TO WHICH THIS FORM RELATES (IF APPLICABLE): NOT APPLICABLE

         SECURITIES TO BE REGISTERED PURSUANT TO SECTION 12(g) OF THE ACT:

                                      NONE
                                (TITLE OF CLASS)
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                  Chrysler Corporation (the "Registrant") hereby amends the
Registration Statement on Form 8-A filed by the Registrant with the Securities and Exchange Commission (the "Commission") on February 6, 1998, as amended by the Form 8-A/A filed by the Registrant with the Commission on February 13, 1998 and by Form 8-A/A-2 filed with the Commission on May 1, 1998 (including the exhibits thereto, the "Form 8-A"). Capitalized terms used herein and not otherwise defined have the respective meanings ascribed to them in the Form 8-A.

ITEM 1. Description of Registrant's Securities to be Registered

                  The response to Item 1 in the Form 8-A is hereby amended by the addition of the following two paragraphs after the last paragraph thereof:

                  Effective as of May 7, 1998, the Rights Agreement was amended ("Amendment No. 1.") in order, among other things, to (i) provide that Daimler-Benz Aktiengesellschaft ("Daimler") or Oppenheim Aktiengesellschaft ("Newco") shall not become an Acquiring Person as a result of the execution and delivery of and performance of its obligations under, or consummation of the transactions (each a "Permitted Event") contemplated by, (x) the Business Combination Agreement, dated as of May 7, 1998 (the "Business Combination Agreement") by and among the Registrant, Daimler and Newco including, without limitation, the merger of a special purpose merger subsidiary with and into the Registrant (the "Merger") and (y) the Stockholder Agreement, dated as of May 7, 1998, among the Registrant, Daimler, Kirk Kerkorian and Tracinda Corporation (the "Stockholder Agreement"), (ii) provide that a Stock Acquisition Time shall not occur as a result of the Merger and any Permitted Event, (iii) provide that a Distribution Date shall not occur as a result of the Merger and any Permitted Event, (iv) provide that all outstanding Rights will expire immediately prior to the effective time of the Merger, (v) provide that a Section 11(a)(ii) Event shall not occur as a result of the Merger and any Permitted Event, and (vi) provide that a Section 13 Event shall not occur as a result of the Merger and any Permitted Event.

                  A copy of Amendment No. 1 is attached hereto as Exhibit 2 and is incorporated herein by reference. The foregoing description of Amendment No. 1 does not purport to be complete and is qualified in its entirety by reference to Amendment No. 1.

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ITEM 2.  Exhibits

                  1. Rights Agreement between the Registrant and First Chicago Trust Company of New York, Rights Agent, dated as of February 5, 1998 (previously filed as an exhibit to the Form 8-A/A-2 dated May 1, 1998).

                  2.       Amendment No. 1 to Rights Agreement, dated as of May
                           7, 1998.

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                                    SIGNATURE

                  Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereto duly authorized.


                                            CHRYSLER CORPORATION
                                            (Registrant)


                                            By /s/ Holly E. Leese
                                              ---------------------------------
                                              Name:   Holly E. Leese
                                              Title:  Assistant Secretary



DATE:  May 7, 1998

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                                  EXHIBIT INDEX




Exhibit No.                Description
-----------                -----------
     1.                    Rights Agreement between the Registrant and First
                           Chicago Trust Company of New York, Rights Agent,
                           dated as of February 5, 1998 (previously filed as an
                           exhibit to the Form 8-A/A-2 dated May 1, 1998).

     2.                    Amendment No. 1 to Rights Agreement, dated as of May
                           7, 1998.

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